UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 18, 2006
Cord Blood America, Inc.
(Exact name of registrant as specified in its charter)
Florida	000-50746	65-1078768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9000 W. Sunset Boulevard - Suite 400 - West Hollywood, CA 90069
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  310-432-4090

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2006, Cord Blood America, Inc. ("CBAI") entered into an agreement with Stonegate Securities, Inc. ("SSI"). Pursuant to the agreement, SSI is to provide services to introduce CBAI to sources for capital infusion. If CBAI reaches an agreement to transact business with any such person introduced by SSI, a fee equal to 10% of gross funds raised will be due and payable to SSS upon funding, and 10% warrant coverage at the strike price of the equity in the transaction. The agreement can be terminated by either party upon 10 days written notice, after a 90 day exclusivity period. In the event of such termination, SSI shall be entitled to 10% of gross funds raised on any transaction between CBAI and any person introduced by SSI consummated within 12 months of the date of termination.

SSI was compensated one million restricted CBAI shares which can only be sold under rule 144, as part of the agreement. The agreement is attached hereto as Exhibit 10.93.

Item 2.02 Results of Operations and Financial Condition.

On
December 29, 2006
, Cord Blood America will present the following Power Point presentation to potential investors. The presentation contains a summary of financial results for various periods in 2006, 2006. The presentation is attached hereto as Exhibit 99.36.

Item 7.01 Regulation FD Disclosure.

On December 29, 2006
, Cord Blood America, Inc will present the following Power Point presentation to potential investors. The presentation contains company information, corporate strategies and projected financial results through fiscal year end
December 31, 2006
. The presentation attached hereto as Exhibit 99.36 is not filed but is furnished pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits.

Exhibits
EX-10.93	Material agreement Dated December 18, 2006
EX-99.36	Power Point presentation dated December 29, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cord Blood America, Inc.
Date: December 29, 2006	By:	/s/ Matthew L. Schissler
Matthew L. Schissler Chief Executive Officer